Exhibit 99.1
                                                                    ------------

Press Release

Source:  Weststar Financial Services Corporation
Asheville, North Carolina
July 23, 2004



             BANK EARNINGS UP 29% FOR SIX MONTHS ENDED JUNE 30, 2004


     Weststar Financial Services Corporation (OTC:BB "WFSC") reported net income of $292,849 for the six month period ended June 30, 2004 compared to $227,067 for 2003 -- an increase of 29%. On a per share basis, earnings for the first six months of 2004 were $.24 vs. $.19 per diluted share for the comparable six month period in 2003 - an increase of 26%.

     For the second quarter ended June 30, 2004, Weststar Financial Services Corporation reported diluted per share earnings of $.11 vs. $.13 -- a decrease of 15%. Net income for the quarter was $140,660 compared to $155,161 for the same period in 2003 - a decrease of 9%.

     Earnings during the quarter and six month periods were negatively impacted by a decline in the mortgage refinance market, and the additional expenses of a banking office added during the latter part of 2003. G. Gordon Greenwood, Chief Executive Officer, stated that earnings would continue to improve going forward due to rising interest rates. On June 30, 2004 the Federal Reserve Bank raised its target rate for overnight funds by 25 basis points to 1.25%. Greenwood stated, "It appears likely the Fed will continue to raise rates throughout the year as economic conditions improve."

     At June 30, 2004, consolidated assets totaled $120.4 million - a 15% increase over June 30, 2003. Asset growth was realized in investments at $23.1 million, which was up 40%, and in loans, which increased 10% over June 30, 2003 to $76.9 million. We continue to maintain a strong reserve allowance for loans at 1.85% of outstanding loans. This represented a 35% increase from June 30, 2003. Deposits continued steady growth increasing 10% to $103.2 million at June 30, 2004 compared to the previous year. Weststar Financial Services Corporation continues to be well capitalized. Shareholders' equity increased 4% over June 30, 2003 to $9.3 million at June 30, 2004.

     Year-to-date operating ratios reflect improvement. Return on assets was ..53% compared to .48% and return on equity was 6.29% compared to 5.20% for the six month periods ended June 30, 2004 and 2003, respectively.

     Greenwood stated that the Bank was pleased in reaching the $120.4 million asset level, and that the Bank had shown steady growth by focusing on building strong customer relationships.

     Weststar Financial Services Corporation is the parent company of The Bank of Asheville and Weststar Financial Services Corporation I. The bank operates 4 full-service banking offices in Buncombe County, North Carolina -- Asheville, Candler, Leicester and Arden.

         This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          e-mail rhall@bankofasheville.com
                                                 -------------------------

            Weststar Financial Services Corporation and Subsidiaries
                              Financial Highlights


                                       6/30/2004         6/30/2003         % Change

Assets                              $ 120,450,821      $ 105,041,791         14.67%

Deposits                            $ 103,219,311      $  93,568,950         10.31%

Loans (Gross)                       $  76,954,439      $  69,922,866         10.06%
Allowance for Loan Losses           $  (1,424,804)     $  (1,058,891)        34.56%
Loans (Net)                         $  75,529,635      $  68,863,975          9.68%

Investments                         $  23,124,924      $  16,540,589         39.81%

Shareholders' Equity                $   9,291,699      $   8,936,894          3.97%


                                    Three Months Ended           Six Months Ended June 30,
                                6/30/2004       6/30/2003          2004            2003

Net interest income             $1,079,606      $  948,559      $2,221,283      $1,873,368
Provision for loan losses          290,000         288,380         612,800         643,380
                                --------------------------      --------------------------
Net interest income after
 provision for loan losses         789,606         660,179       1,608,483       1,229,988
                                --------------------------      --------------------------
Other income                       414,210         492,519         839,907         830,656
Other expenses                     975,861         895,437       1,986,236       1,691,477
                                --------------------------      --------------------------
Income before taxes                227,955         257,261         462,154         369,167
                                --------------------------      --------------------------
Income taxes                        87,295         102,100         169,305         142,100
                                --------------------------      --------------------------
Net income                      $  140,660      $  155,161      $  292,849      $  227,067
                                --------------------------      --------------------------

Earnings per share*:
  Basic                         $     0.12      $     0.14      $     0.25      $     0.20
                                ==========================      ==========================
  Diluted                       $     0.11      $     0.13      $     0.24      $     0.19
                                ==========================      ==========================

Book value per share*                                           $     7.97      $     7.78
                                                                ==========================





Average shares outstanding*:
  Basic                          1,166,208       1,149,047       1,166,208       1,149,047
  Diluted                        1,226,138       1,205,326       1,226,465       1,198,201

Number of shares outstanding*    1,166,208       1,149,047       1,166,208       1,149,047

Ratios:
  Return on Assets                    0.49%           0.64%           0.53%           0.48%
  Return on Equity                    6.05%           7.02%           6.29%           5.20%
  Capital to Assets                   8.03%           9.09%           8.38%           9.17%
  Loan Loss Allowance to
    Loans Outstanding                 1.85%           1.51%           1.85%           1.51%

*Shares and per share amounts adjusted for 6-for-5 stock dividend paid September 30, 2003.